UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)


                         (AMENDMENT NO. ___________)*


                           SNYDER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    832914105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 14 pages

                                  SCHEDULE 13G


CUSIP No. 832914105                                           Page 2 of 14 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      USN College Marketing, L.P.
      06-1255988
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)     / x /
                                                            (b)    /   /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
 NUMBER OF
  SHARES                None
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             8,085,539
   PERSON         --------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        None
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,085,539
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,085,539
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         /   /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      24.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G


CUSIP No. 832914105                                         Page 3 of 14 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      USN College Marketing, Inc.
      06-1255383
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)     / x /
                                                            (b)    /   /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
 NUMBER OF
   SHARES               None
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             8,085,539
   PERSON     ------------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        None
              ------------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,085,539
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,085,539
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /   /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      24.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G


CUSIP No. 832914105                                         Page 4 of 14 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mortimer B. Zuckerman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)     / x /
                                                            (b)    /   /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
 NUMBER OF
  SHARES                None
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             8,085,539
   PERSON      -----------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        None
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,085,539
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,085,539
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /   /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      24.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G


CUSIP No. 832914105                                           Page 5 of 14 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MBZ Trust of 1996
      ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)     / x /
                                                            (b)    /   /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
 NUMBER OF
  SHARES                None
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             8,085,539
   PERSON       ----------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        None
                ----------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,085,539
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,085,539
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         /   /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      24.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G


CUSIP No. 832914105                                         Page 6 of 14 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Edward H. Linde
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)     / x /
                                                            (b)    /   /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
 NUMBER OF
  SHARES                None
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             8,085,539
   PERSON         --------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        None
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,085,539
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,085,539
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        /   /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      24.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G


CUSIP No. 832914105                                         Page 7 of 14 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fred Drasner
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)     / x /
                                                            (b)    /   /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
 NUMBER OF
   SHARES               1,125,303
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             8,085,539
   PERSON         --------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        1,125,303
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,085,539
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,210,842
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         /   /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      27.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G
Item 1(a) Name of Issuer
            Snyder Communications, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices
            6903 Rockledge Drive, 15th Floor
            Bethesda, Maryland  20817

Item 2(a) Name of Persons Filing
            USN College Marketing, L.P.
            USN College Marketing, Inc.
            Mortimer B. Zuckerman
            MBZ Trust of 1996
            Edward H. Linde
            Fred Drasner

Item 2(b) Address of Principal Business Office or, if None, Residence
            599 Lexington Avenue, Suite 1300
            New York, New York 10022
               (for USN College Marketing L.P., USN College Marketing, Inc. and
                Mortimer B. Zuckerman)

            c/o Boston Properties
            8 Arlington Street
            Boston, Massachusetts 02116
               (for MBZ Trust of 1996 and Edward H. Linde)

            450 West 33rd Street, 3rd Floor
            New York, New York 10001
               (for Fred Drasner)

Item 2(c)   Citizenship

            Delaware (for USN College Marketing, L.P. and
            USN College Marketing, Inc.)

            United States of America (for Mortimer B. Zuckerman,
            Edward H. Linde and Fred Drasner)

            Massachusetts (for MBZ Trust of 1996)



                               Page 8 of 14 pages

Item 2(d) Title of Class of Securities
            Common Stock, $0.001 par value

Item 2(e) CUSIP No.
            832914105

Item 3 If this statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether the person filing is a:

            Not applicable

Item 4      Ownership (as of December 31, 1996)

            (a)  Amount Beneficially Owned:
                  8,085,539 (for USN College Marketing, L.P., USN College Marketing, Inc.,
                  Mortimer B. Zuckerman,
                  MBZ Trust of 1996 and Edward H. Linde)

                  9,210,842 (for Fred Drasner)

            (b)  Percent of Class (based on 33,521,562 shares outstanding on
                  December 31, 1996):
                  24.1% (for USN College Marketing, L.P.,
                  USN College Marketing, Inc.,
                  Mortimer B. Zuckerman,
                  MBZ Trust of 1996 and Edward H. Linde)

                  27.5% (for Fred Drasner)

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                          1,125,303 (for Fred Drasner)

                  (ii)  shared power to vote or to direct the vote
                          8,085,539

                  (iii) sole power to dispose or to direct the disposition of
                          1,125,303 (for Fred Drasner)

                  (iv)  shared power to dispose or to direct the disposition of
                          8,085,539


                               Page 9 of 14 pages

      The shares shown in this Item 4 consist of 1,125,303 shares held by Fred Drasner directly, over which Mr. Drasner has sole power to vote and sole power to dispose, and 8,085,539 shares held by USN College Marketing, L.P. ("USN L.P."), a limited partnership of which USN College Marketing, Inc. ("USN Inc."), a corporation, is the sole general partner and Fred Drasner is the sole limited partner. Mortimer B. Zuckerman holds one third of the shares of USN Inc. and is its sole director. Fred Drasner is the President of USN Inc. MBZ Trust of 1996 owns two thirds of the shares of USN Inc. Edward H. Linde is the sole Trustee of MBZ Trust of 1996. Each of USN L.P., USN Inc., Mortimer B. Zuckerman, Fred Drasner, MBZ Trust of 1996 and Edward H. Linde may be deemed to share the power to vote and to dispose of the 8,085,539 shares held by USN L.P.

      Of the 8,085,539 shares held by USN L.P. at December 31, 1996, 6,860,236 shares were attributable to USN Inc.'s partnership interest in USN L.P. and 1,225,303 shares were attributable to Fred Drasner's partnership interest in USN L.P. Fred Drasner disclaims beneficial ownership of all shares reported on this
Schedule 13G except for the 1,125,303 shares held by him directly and the 1,225,303 shares attributable to his partnership interest in USN L.P. Mortimer
B. Zuckerman disclaims beneficial ownership of all shares reported on this
Schedule 13G except for 2,286,745 shares attributable to his one-third interest in USN Inc. MBZ Trust of 1996 disclaims beneficial ownership of all shares reported on this Schedule 13G except 4,573,491 shares attributable to its two-thirds interest in USN Inc. Edward H. Linde disclaims beneficial ownership of all shares reported on this Schedule 13G.


Item 5      Ownership of Five Percent or Less of a Class
              Not applicable

Item 6      Ownership of More Than Five Percent on Behalf of Another Person
              Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported or by the Parent Holding Company
              Not applicable

Item 8      Identification and Classification of Members of the Group
              See Exhibit 1

Item 9      Notice of Dissolution of Group
              Not applicable

Item 10     Certification
              Not applicable


                               Page 10 of 14 pages

                                   SIGNATURE
      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          October 17, 1997
                                          ------------------------------------
                                          (Date)


                                          USN College Marketing, L.P.
                                          By:  USN College Marketing, Inc.,
                                                 Its General Partner

                                          /s/ Fred Drasner
                                          ------------------------------------
                                          By:  Fred Drasner, President


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          October 17, 1997
                                          ------------------------------------
                                          (Date)

                                          USN College Marketing, Inc.

                                          By: /s/ Fred Drasner
                                              --------------------------------
                                              Fred Drasner, President


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          October 17, 1997
                                          ------------------------------------
                                          (Date)


                                          /s/ Mortimer B. Zuckerman
                                          ------------------------------------
                                          Mortimer B. Zuckerman



                              Page 11 of 14 pages

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          October 17, 1997
                                          ------------------------------------
                                          (Date)

                                          MBZ Trust of 1996

                                          By: /s/ Edward H. Linde
                                             ---------------------------------
                                             Edward H. Linde, Trustee


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          October 17, 1997
                                          ------------------------------------
                                          (Date)


                                          /s/ Edward H. Linde
                                          ------------------------------------
                                          Edward H. Linde


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          October 17, 1997
                                          ------------------------------------
                                          (Date)


                                          /s/ Fred Drasner
                                          ------------------------------------
                                          Fred Drasner




                              Page 12 of 14 pages

                                                                  EXHIBIT 1


      The following persons may be deemed members of a group filing this
Schedule 13G under Rule 13d-1(c):


            USN College Marketing, L.P.
            USN College Marketing, Inc.
            Mortimer B. Zuckerman
            MBZ Trust of 1996
            Edward H. Linde
            Fred Drasner




                              Page 13 of 14 pages

                                                                 EXHIBIT 2

                JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(F)

      The undersigned hereby agree that this Schedule 13G shall be filed on behalf of each of them.

                                          USN College Marketing, L.P.
                                          By:  USN College Marketing, Inc.,
                                                 Its General Partner

                                          By: /s/ Fred Drasner
                                              --------------------------------
                                              Fred Drasner, President


                                          USN College Marketing, Inc.

                                          By: /s/ Fred Drasner
                                              --------------------------------
                                              Fred Drasner, President


                                              /s/ Mortimer B. Zuckerman
                                              --------------------------------
                                              Mortimer B. Zuckerman


                                           MBZ Trust of 1996

                                           By: /s/ Edward H. Linde
                                              --------------------------------
                                               Edward H. Linde, Trustee


                                              /s/ Edward H. Linde
                                              --------------------------------
                                              Edward H. Linde


                                              /s/ Fred Drasner
                                              --------------------------------
                                              Fred Drasner



                              Page 14 of 14 pages